JOHN HANCOCK INVESTMENT TRUST
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, LLC
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994 between John Hancock Investment Trust (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Small Cap Intrinsic Value Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, LLC                   JOHN HANCOCK INVESTMENT TRUST
                                                   on behalf of
                                    John Hancock Small Cap Intrinsic Value Fund



By: /s/James A. Shepherdson                 By: /s/ Susan S. Newton
    -----------------------                      ------------------
    James A. Shepherdson                         Susan S. Newton
President and Chief Executive Officer       Senior Vice President and Secretary


Dated:  February 28, 2005